Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIEs provides ADDITIONAL update on covid-19 Response

Outlines Capital Expenditure and Expense Management Programs

CHATTANOOGA, Tenn. (April 14, 2020) – CBL Properties (NYSE:CBL) today provided a further update on its portfolio and the Company’s actions to offset anticipated impacts of the COVID-19 pandemic on the Company’s revenue and cash flows.

In response to local and state mandated closures, the majority of the CBL portfolio is currently closed.  While the full impact of these temporary closures cannot be quantified, based on discussions with tenants, CBL anticipates a significant deterioration in near-term revenue.  In response, over the last several weeks, CBL has implemented comprehensive programs to halt all non-essential expenditures, to reduce operating and overhead expenses and to reduce, defer or suspend capital expenditures, including redevelopment investments.

“First, I would like to reiterate how proud I am of the CBL organization,” said Stephen Lebovitz, Chief Executive Officer.  “The pandemic has brought about extraordinary trials that no one could have predicted, but every CBL team member has risen to the occasion, demonstrating their dedication and belief in CBL.”

Lebovitz added, “Unfortunately, the challenges continue, and we must take difficult, but necessary steps to ensure CBL is positioned to sustain the impact of the pandemic and generate success in the future.”

Capital Expenditures and Expense Management

CBL has completed a comprehensive review of current planned capital expenditures for 2020.   The Company has quantified reductions and deferrals to maintenance capital expenditures and redevelopments estimated in the range of $60 million - $80 million.

Furlough and Salary Reduction Program

CBL has implemented programs to further reduce overhead expense, including a temporary salary reduction program as well as a partial and full furlough program.  Every member of the CBL team will participate at some level.

CBL executives Charles Lebovitz (Chairman), Stephen Lebovitz (CEO) and Michael Lebovitz (President) as well as the Independent Directors of CBL’s Board have agreed to reduce their base salaries and Independent Director fees by 50%.  A 20% base salary reduction will apply to other officers and a 10% reduction will apply to all other employees.

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CBL Properties  |  423.855.0001  |  cblproperties.com

CBL Properties Provides Further Update on Covid-19 Response

April 14, 2020

CBL has implemented a broad-based temporary furlough program across its properties and headquarters impacting approximately 300 employees or almost 60% of its workforce.  The program includes partial (reduction of hours) and full furloughs.  The Company will continue to provide full health care benefits for all furloughed employees.

Community and Tenant Partnerships

The role that CBL’s properties play in its communities as a provider of employment, goods, services and commerce is an important one. CBL’s properties provide a source of livelihood for countless large and small businesses across the country.  CBL believes that it is important to support our tenants and work together to build success.  In keeping with this, the Company has launched a website (https://www.cblproperties.com/covid-19-response) to help our tenants identify federal, state and local resources that may be available to support small businesses and their employees during the pandemic.  CBL and its properties have always been a proud community partner, but even more so as communities come together to provide support for those most impacted by the COVID-19 pandemic.  At CBL locations across the country, we are partnering with organizations that are providing support to individuals and groups in need. In addition to hosting blood drives and charitable collection drives, we are using our marketing platforms to shine a light on local organizations that are providing relief and support for individuals impacted by this unprecedented crisis.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 108 properties totaling 68.2 million square feet across 26 states, including 68 high‑quality enclosed, outlet and open-air retail centers and 9 properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information, visit cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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